Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 30, 2019

Registration Statement No. 333-229068-02

**PXG DETAILS**	$1.250bln+ GMALT 2019-2 (Prime Auto Lease)
Joint Leads:	J.P. Morgan (struc), RBC, Soc Generale, TD
Co-Managers:	Barclays, CIBC, Credit Agricole, Mizuho, SMBC
Selling Groups:	Loop Capital

CL	AMT($MM)	WAL	MDY/S&P	E. FIN	L. FIN	SPREAD	YLD%	CPN%	$PX

A-1	228.00	0.31	P-1/A-1+	12/19	05/20	IntL+1	2.59676	2.59676	100.00000

A-2-A	344.00	1.01	Aaa/AAA	09/20	06/21	EDSF+18	2.692	2.67	99.99307

A-2-B	55.00	1.01	Aaa/AAA	09/20	06/21	1mL +18			100.00000

A-3	374.00	1.73	Aaa/AAA	05/21	03/22	EDSF+28	2.687	2.67	99.99655

A-4	100.54	2.18	Aaa/AAA	08/21	03/23	IntS+37	2.737	2.72	99.99684

B	59.45	2.33	Aa2/AA	09/21	03/23	IntS+55	2.908	2.89	99.99886

C	55.35	2.48	A2/A	11/21	03/23	IntS+80	3.148	3.12	99.98207

D	34.16	2.57	Baa2/BBB	12/21	09/23	RETAINED

Expected Settle:	05/08/2019	Registration:	SEC Registered
First Pay Date:	05/20/2019	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P	Min Denoms	$1k x $1k
Ticker:	GMALT 2019-2	Pxing Spped:	100% PPC to Maturity
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	04/22/2019

CUSIPs	A-1:	36257AAA9	Available Information:
	A-2-A:	36257AAB7	* Prelim Prospectus:	Attached
	A-2-B:	36257AAC5	* Ratings FWP:	Attached
	A-3:	36257AAD3	* IntexNet/CDI:	Separate Message
	A-4:	36257AAE1	* DealRoadshow.com:	Entry Code- GMALT192
	B:	36257AAF8
	C:	36257AAG6
	D:	36257AAH4

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016 or by emailing abs_synd@jpmorgan.com.